Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in (i) this Current Report on Form 8-K of the Transocean Inc. (the “Company”), (ii) the Company’s Registration Statement on Form S-3 (Nos. 333-58604), (iii) the Company’s Registration Statements on Form S-4 (Nos. 333-46374 and 333-54668), as amended by Post- Effective Amendments on Form S-8 and Form S-3, and (iv) Registration Statements on Form S-8 (Nos. 33-64776, 33-66036, 33-12475, 333-58211, No. 333-58203, 333-94543, 333-94569, 333-94551, 333-75532, 333-75540, 333-106026, 333-115456, 333-130282, 333-147669 and 333-147670), of our report dated February 25, 2005, relating to the oil and gas reserves and revenues of certain interests of Challenger Minerals, Inc., a subsidiary of the Company, as of December 31, 2004, included as Exhibit 99.1 of the Annual Report on Form 10-K for 2006 of GlobalSantaFe Corporation (“GlobalSantaFe”), and of the data extracted from such report appearing in the Supplemental Oil and Gas Disclosure (unaudited) in such Annual Report on Form 10-K. We hereby consent to all references to such report and/or this firm in this Current Report on Form 8-K of the Company and in each Registration Statement referenced above. We further consent to our being named as an expert in those Registration Statements and in each Prospectus to which any such Registration Statement relates.

Netherland, Sewell & Associates, Inc.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
Executive Vice President

Houston, Texas

November 29, 2007